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Exhibit 21.1

Subsidiaries of Registrant


Name                                     State of Incorporation

Franklin National Bank                         Tennessee
Franklin Capital Trust I                       Delaware
Franklin Financial Insurance                   Tennessee
Franklin Financial Mortgage*                   Tennessee
Franklin Financial Securities*                 Tennessee
Hometown Loan Company*                         Tennessee



* Direct subsidiary of Franklin National Bank